CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated November 22, 2017, with respect to the financial statement of Hartford Global Impact NextShares Fund (the sole series comprising Hartford Funds NextShares Trust) as of November 1, 2017 in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-214842) of the Hartford Funds NextShares Trust.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 22, 2017